March 27, 2019

Board of Directors

Emerald Health Pharmaceuticals Inc.

5910 Pacific Center Blvd, Ste 300

San Diego, California 92121

Re:     Offering Circular on Form 1-A

Dear Board Members:

You have requested our opinion with respect to certain matters in connection with the filing by Emerald Health Pharmaceuticals Inc. (the "Company"), of a Post-Qualification Amendment to the Offering Circular on Form 1-A (as amended or supplemented, the "Offering Circular") with the Securities and Exchange Commission (the "Commission"). The Offering Circular is filed pursuant to Regulation A under the Securities Act of 1933, as amended (the "Act").

This opinion is submitted pursuant to the applicable rules of the Commission in connection with the qualification of the Offering Circular and the offering by the Company of up to 1 0,000,000 shares (the "Shares") of the Company's common stock, par value $0.0001 per share, as described in the Offering Circular.

In connection with this opinion, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Certificate of Incorporation, as amended, and Bylaws of the Company; (b) resolutions of the Board of Directors of the Company authorizing the issuance of the Shares; (c) the Offering Circular and the exhibits thereto; (d) the agreements, instruments and documents pursuant to which the Shares were or are to be issued; (e) applicable provisions of the corporate laws of the State of Delaware and published judicial and administrative interpretations thereof; and (f) such other matters of law as we have deemed necessary for the expression of the opinion herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued in accordance with their terms and upon receipt by the Company of the agreed upon consideration therefore, will be legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States and the Delaware General Corporation Law, and we express no opinion as to the effect of the laws of any other jurisdiction. In this connection, we hereby confirm that the foregoing reference to the Delaware General Corporation Law includes the statutory provisions and also all reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Offering Circular and to the use of our name under the caption "Legal Matters" in each amendment or supplement forming a part of the Offering Circular; provided that such consent shall not constitute an admission that we are an "Expert" within the meaning of the Act.

Sincerely,

/s/ Greenberg Traurig, P.A.

Greenberg Traurig, P.A.

cc	Jim DeMesa Lisa Sanford